EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), is made on June 13, 2012 by and between SMTP, Inc., a Delaware corporation with an address at One Broadway, 14th floor, Cambridge, Massachusetts 02142 (the “Company”), and Richard T. Harrison, an individual with an address at 31 Wycliffe Road, East Walpole, MA 02032 (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company provides Internet-based services to facilitate email deliverability, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and diagnostics, and the operation of the Company is a complex matter requiring direction and leadership in a variety of arenas, including sales and marketing, product development and business development;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide certain of the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as an executive officer on the terms hereinafter set forth, and the Executive wishes to be so employed.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Executive agree as follows:

1.

Term of Employment.  The Company agrees to employ the Executive pursuant to this Agreement as an employee at-will effective as of June 1, 2012 (the “Effective Date”), and the compensation plan in this agreement shall commence on that date.

2.

Title and Duties.  The Executive shall serve as Chief Executive Officer of the Company. The Executive shall be responsible for performing the duties as described in Schedule A hereto (which may be updated and amended by time to time upon agreement by the Executive and the Company). The Executive agrees during the term of this Agreement to devote substantially all of his working time, attention, skill and efforts during normal working hours to the performance of his duties, faithfully and to the best of his abilities and in accordance with the supervision and direction of the Board of Directors of the Company (the “Board”), all for the compensation provided for herein.  Such duties shall be ordinarily performed by the Executive at either the Executive’s home office or the offices of the Company in Cambridge, Massachusetts.

Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (a) with the prior approval of the Board, serving on the board of directors or board of advisors of other companies; (b) serving, with prior notice to the Board, on the boards of a reasonable number of trade associations and/or charitable organizations; (c) engaging in charitable activities and community affairs; or (d) performing services for the companies listed on Schedule B hereto (which may be updated and amended by time to time upon agreement by the Executive and the Company), provided that any such services are not conducted during the Company’s normal working hours.

3.

Compensation.  For all services rendered by the Executive to the Company, the Company shall pay to the Executive the compensation and other benefits set forth in this Section.

(a)

Salary.  The Company initially shall pay to the Executive a base salary at the rate of $100,000.00 per annum, (as in effect from time to time, the “Base Salary”) beginning on the Effective Date and continuing until the second anniversary of the Effective Date.  Thereafter, during each subsequent year of employment hereunder, the Company shall pay to the Executive a Base Salary for such year at such rate as the Board or any compensation committee thereunder, shall determine from year to year, subject to possible adjustment as described in Section 3(b) below.  Salary shall be payable to the Executive hereunder in accordance with the standard payroll practice of the Company in effect from time to time.

(b)

Bonus.  In addition to the Base Salary, the Company shall pay to the Executive and the Executive shall be entitled to receive a quarterly bonus based on performance as described in the following description and schedule:

The Performance Bonus (defined hereafter) is up to $50,000 payout per quarter at plan.  Performance Bonus is defined as achieving or underachieving the targeted quarterly net income goal as defined in the following schedule:

The target net income performance goals are defined below for the remainder of 2012 and are updated per the actual Q1 results as of May 9, 2012 per the Company’s pre-audited statements.  Performance goals will be set by the Board annually at the first board meeting of the year.

Quarterly Performance Bonus is calculated using the formula “Performance Bonus” = “goal attainment” multiplied by “factor” multiplied by $50,000 target bonus.  For example, if in Q4, 2012 85% of the net income goal ($297,500) is achieved against a goal of $350,000, then the Performance Bonus calculation would be .85 * .53 * 50,000 resulting in a Performance Bonus for the quarter of $22,525.

If the net income goal is overachieved, then an additional Performance Bonus Payout will be calculated and paid in addition to the target bonus amount above, as defined in the following schedule:

For example, if in Q3, 2012, the net income goal achieved is $325,000 which is a $25,000 overachievement to plan, then the first $15,000 of the $25,000 overachievement will be allocated to the Executive.  The next $10,000 in overachievement will be paid to the Management team.  In total, (target bonus plus overachievement bonus) the Executive would receive a $65,000 Performance Bonus in Q3.

In another example, if in Q3, 2012, the net income goal achieved is $355,000 which is a $55,000 overachievement to plan, then the first $15,000 of the $55,000 overachievement will be allocated to the Executive.  The next $20,000 in overachievement will be paid to the Management team.  And, the final $20,000 of the $55,000 of overachievement would be split between the Executive, Senior Management and the Company, whereby the Executive would receive 33% of the $20,000 or $6,600.  In total, (target bonus plus overachievement bonus) the Executive would receive a $71,600.00 Performance Bonus in Q3.

Any Performance Bonus earned pursuant to this Section 3(b) shall be paid to the Executive within two (2) weeks after the public release of earnings of each fiscal quarter.  To determine the quarterly net income number for calculating the quarterly performance bonus, the “baseline” accrued bonus expense to be used for quarter’s calculation will be $50,000 or 100% of the performance bonus amount.   If the actual bonus paid out is greater or less than the accrued amount used in any one quarter, then the difference (positive or negative) will be added to the following quarter’s baseline accrued amount of $50,000.   To determine the Q2, 2012 net income number for Q2, 2012, $50,000 will be used for the accrued performance bonus expense amount.    If the “actual” Q2 bonus that is subsequently paid out is higher or lower than the accrued amount of $50,000, then the difference will be added to the Q3 baseline amount of $50,000 for the purpose of determining the Q3, 2012 quarterly net income number.  This same process of rolling the actual difference to the next quarter and adding it to the baseline accrual amount will occur each subsequent quarter.   For example, if the actual Q2 quarterly bonus paid is $55,000, then the difference of $5,000 (over) will be added to the Q3 accrued baseline amount which will result in a $55,000 ($50,000 baseline plus $5,000 Q2 difference) accrued bonus expense to be booked and  used in Q3 for determining Q3 net income. In another example, if the actual Q2 quarterly bonus paid is $47,000, then the difference of $3,000 (under), will be added to the Q3 accrued baseline bonus amount which will result in a $47,000 ($50,000 baseline minus $3,000 Q2 difference) accrued bonus expense to be booked and used in Q3 for determining Q3 net income.

Net income goals for Q1 of fiscal year 2013 shall be agreed to in writing by both Executive and the Board no later than December 15, 2012 and for the remaining quarterly goals of fiscal year 2013 no later than February 15, 2013.   Net income goals for the entire fiscal year 2014 shall be agreed to by both Executive and Board no later than December 1, 2013.

The Executive shall also be eligible to participate, at the Company’s discretion, in any other management incentive plan to be adopted by the Board for executives of similar position as a group, all on terms and conditions as set forth in a definitive plan adopted by the Board.

(c)

Benefits.  During the term hereof and subject to any contribution therefor generally required of employees or executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employee or executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive.  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(d)

Continuation of Existing Stock Option Grant.  On July 1, 2010, the Executive was granted an option (the “Option”) to purchase 960,000 shares of the Company’s common stock, $.001 par value per share (the “Shares”), at an exercise price of $.25 per share.  At that time, the Shares represented a 6% stake in the Company’s total outstanding common stock.  This grant will continue to remain in effect along with the following terms that supersede the terms of the Company’s standard Stock Option Agreement previously entered into between the Executive and the Company:

(i)

Vesting.  The vesting schedule with respect to the Option shall be as follows: 16,667 Shares shall vest on the first day of each month beginning on August 1, 2010 and ending on July 1, 2012 and 23,333 Shares shall vest on the first day of each month beginning on August 1, 2012 and ending on July 1, 2014.

(ii)

Acceleration of Vesting Upon a Change of Control.  Notwithstanding the provisions set forth in 3(d)(i), if a Change of Control (as defined below) occurs while the Executive maintains a business relationship with the Company and the Option has not fully vested, then the Option shall become fully vested and exercisable with respect to all of the Shares, effective immediately upon the consummation of any such Change of Control.

(iii)

Accelerated Vesting Due Upon Termination.   In the event the Executive’s business relationship with the Company ceases, voluntarily or involuntarily, with or without cause, Executive shall be entitled to the immediate vesting of the number of remaining Shares underlying the Option that represent an additional six (6) month vesting period from the date of such termination.  For example, with regard to this provision, if the Executive is terminated on July 1, 2012, the Option to purchase 139,998 Shares shall be automatically vested (in addition to the 400,008 Shares that will have vested by such date).

(iv)

Expiration and Termination.  The Option shall have an expiration date of ten (10) years from the date of grant (the “Expiration Date”).  If the Executive’s business relationship with the Company ceases, voluntarily or involuntarily, with or without cause, the Option, with respect to the vested Shares, may be exercised, to the extent otherwise exercisable on the date of termination, by the Executive or by the Executive’s legal representative or legatee, until the Expiration Date.

For purposes of this Section 3(d), the following definitions apply:

“Acquisition” means (x) a merger (or reverse merger), consolidation, or other similar business combination in which outstanding shares of Common Stock are exchanged for cash, securities, and/or other property of another entity, or (y) the sale or lease of all or substantially all of the Company’s assets to another person or entity.

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” means (i) the occurrence of an Acquisition after which holders of the Company’s securities before the Acquisition do not beneficially own, directly or indirectly, at least 50% of the combined voting power of the then-outstanding securities of the Surviving Entity entitled to vote generally in the election of directors immediately after the consummation of the Acquisition,  (ii) the occurrence of a Stock Sale, in which, in each case of clause (i) and (ii), the consideration paid to the stockholders of the Company is entirely in the form of cash or securities, or (iii) the transfer or series of transfers by Semyon Dukach of any capital stock of the Company such that Semyon Dukach shall cease to own at least 50.1% of all capital stock immediately after such transfer or series of transfers

“Stock Sale” means a single transaction or a series of transactions pursuant to which any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934), excluding any employee benefit plan sponsored by the Company and any Affiliates of the Company prior to such transaction or transactions, acquires the beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the then-outstanding securities of the Company or the Surviving Entity, as the case may be, entitled to vote generally in the election of directors immediately after the consummation of the transaction or transactions, except that any acquisitions of securities directly from the Company shall be disregarded for purposes of this definition.

“Surviving Entity” means the entity that survives an Acquisition or purchases or leases assets in an Acquisition.

4.

Expenses.  Subject to the usual policies and procedures of the Company, the Executive shall be entitled to be fully reimbursed for reasonable expenses incurred by him in the performance of his duties hereunder, and the Company will, from time to time, reimburse him for all such reasonable expenses upon presentation of a written itemized account thereof together with such vouchers, receipts and other evidence of such expenses as the Company may reasonably deem to be necessary.  The Executive’s right to reimbursement of travel, meals, lodging and related expenses shall be subject to such approvals, limitations and procedures as the Company may reasonably impose from time to time.

5.

Vacation and Sick Days.  The Executive shall be entitled each year to twenty-one (21) days paid vacation time, exclusive of the regular enumerated holidays, in accordance with the Company’s vacation policy in effect from time to time.

6.

Termination.

(a)

In the event that the Executive’s employment hereunder is terminated, the Executive shall be entitled to receive: (i) the Executive’s Base Salary through the date of termination; (ii) a pro-rated portion of any bonus that the Executive would have earned had he been employed for a full year (pro-rated based on the actual number of days during the year worked); (iii) other benefits (including accrued vacation) accrued to the date of such termination; and (iv) those benefits set forth in Section 6(b) below, if applicable.

(b)

In the event that the Executive’s employment hereunder is terminated by the Company for any reason, or by Executive because of Good Reason (as defined below), the Executive shall be entitled to receive payment of severance benefits equal to the Executive’s monthly Base Salary in effect on the date of termination for four (4) months (the “Severance Period”) following the date of termination.  Such payments will be made ratably over the Severance Period according to the Company’s standard payroll schedule.  Health insurance benefits with the same coverage provided to the Executive prior to the termination (e.g., medical, dental, optical, mental health) and in all other material respects comparable to those in place immediately prior to the termination will be provided at the Company’s expense during the Severance Period.

(c)

As used herein “Good Reason” shall mean any material diminution in the Executive’s responsibilities, title or authority, or without Executive’s consent, any reduction in the Executive’s then-current compensation, other than a temporary reduction as part of a general temporary reduction affecting all management on a proportionate basis and any change; any material breach by the Company of this Agreement, that is not cured within 30 days after written notice of such breach is given by Executive to the Board; and the relocation of the Executive’s office more than thirty-five (35) miles from the location of the Company’s principal offices as of the Effective Date.

7.

Required Withholdings.  All amounts due from the Company to the Executive hereunder shall be paid to the Executive net of all taxes and other amounts which the Company is required to withhold by law.

8.

Assignment.  This Agreement shall not be assignable by the Executive or the

Company without the written consent of the other party, provided, however, that the Company may assign the Agreement to any person, partnership or corporation which acquires all or substantially all of the assets of the Company.

9.

Waiver; Amendment and Alteration.  The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any prior or subsequent breach thereof.  No amendment or alteration of the terms of this Agreement shall be valid unless made in a writing signed by both parties to this Agreement specifically referring to this Agreement.

10.

Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

11.

Notices.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, by courier, by facsimile, or sent by certified mail, return receipt requested, prepaid, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other and shall be deemed given as of the date of the delivery if delivered by hand, by facsimile or by courier or, if mailed, three (3) days after the date of mailing.

If to the Executive:

Richard T. Harrison

31 Wycliffe Road

East Walpole, MA 02031-1352

Email:  rharrison02@yahoo.com

If to the Company:

SMTP, Inc.

One Broadway, 14th floor

Cambridge, Massachusetts 02142

Attention:  Chairman

Email:  semyon@smtp.com

13.

Jurisdiction; Waiver of Jury Trial.  The parties hereby submit and consent to the exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, and each party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may have or hereafter have to the laying of the venue of any such action or proceeding brought in any such court and claim that the same has been brought in an inconvenient forum.  IN THE EVENT OF ANY LITIGATION IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

14.

Headings.  The section headings contained in this Agreement are for convenience of reference only, and shall not be used in the interpretation or enforcement of this Agreement.

15.

Entire Agreement and Binding Effect.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior communications, agreements, and understandings, written or oral including, without limitation, any prior agreements between the Executive and the Company, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

16.

Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

[Remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first written above.

EXECUTIVE	SMTP, INC.

/s/Richard T. Harrison	By: /s/Semyon Dukach
Richard T. Harrison	Semyon Dukach, Chairman

SCHEDULE A

Duties of Employee

Employee, as the Company’s Chief Executive Officer, subject to the control of the Board of Directors, shall be responsible for:

A.

The overall general management of the Company and supervision of Company policies, setting the Company’s strategies, formulating and overseeing the Company’s business plan, managing operations of the company to meet both tactical and strategic goals, and the general promotion of the Company.

B.

Such other powers and duties as may be prescribed by the Board of Directors that is reasonably agreed upon by Employee.

SCHEDULE B

Executive Approved Services

None.